UNITED STATES OF AMERICA
                        SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                         Commission File Number: 333-140726-21

                             IndyMac MBS, Inc.
              (Exact name of registrant as specified in its charter)

                 155 North Lake Avenue Pasadena, California 91101
                               (800) 669-2300
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      IndyMac INDX Mortgage Loan Trust 2007-AR21IP,
                 Mortgage Pass-Through Certificates Series 2007-AR21IP
                                   Class 1-A-1
                                   Class 1-A-2
                                   Class 1-A-3
                                   Class 1-A-4
                                   Class 2-A-1
                                   Class 2-A-2
                                   Class 3-A-1
                                   Class 3-A-2
                                   Class 4-A-1
                                   Class 4-A-2
                                   Class 5-A-1
                                   Class 5-A-2
                                   Class 6-A-1
                                   Class 6-A-2
                                   Class 7-A-1
                                   Class 7-A-2
                                   Class 7-A-3
                                   Class 7-A-4
                                   Class 8-A-1
                                   Class 8-A-2
                                   Class 9-A-1
                                   Class 9-A-2
                                   Class 10-A-1
                                   Class 10-A-2
                                   Class A-R
                                   Class I-B-1
                                   Class I-B-2
                                   Class I-B-3
                                   Class II-B-1
                                   Class II-B-2
                                   Class II-B-3
             (Title of each class of securities covered by this Form)


                                     NONE
              (Titles of all other classes of securities for which a
            duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [ ]     Rule 12h-3(b)(1)(ii)    [ ]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [X]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  less than 300 holders

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     DATE:  January 17, 2008     By:  /s/ Katherine M. Wannenmacher
                                 Katherine M. Wannenmacher
                                 Vice President
                                 Deutsche Bank National Trust Company,
                                 As Trustee